EXHIBIT 99.1

Ashworth, Inc. Reports Second Quarter and YTD Fiscal 2007 Financial Results

    CARLSBAD, Calif.--(BUSINESS WIRE)--June 18, 2007--Ashworth, Inc. (NASDAQ: ASHW), a leading designer of on-course golf apparel and golf-inspired lifestyle sportswear, today announced unaudited financial results for its second quarter ended April 30, 2007.

    Peter M. Weil, Chief Executive Officer of Ashworth, said,
"Throughout the second quarter, we continued to execute on the strategic initiatives our Board and management team identified during the second half of 2006. While we continue to face challenges, we believe the initiatives being implemented will help better position the Company for sustainable and profitable growth."

    "Despite the challenges in the second quarter, we are excited about the future of Ashworth. We have taken a number of steps that are designed to build a more efficient and effective organization, including the recently announced personnel changes."

    Summary of Second Quarter Results:

    Consolidated net revenue for the second quarter ended April 30, 2007 decreased 9.3% to $59.9 million as compared to $66.0 million for the second quarter of 2006. The Company reported consolidated second quarter net loss of $2.5 million, or $0.17 per diluted share, compared to net income of $4.7 million, or $0.32 per diluted share, for the same quarter of the prior year. In the second quarter, the Company recorded a tax charge of $2.9 million or $0.20 per diluted share to establish a valuation allowance against deferred tax assets. Net revenue for the domestic segment (including Gekko Brands, LLC) decreased 10.7% to $47.2 million from $52.8 million for the same period of the prior year. Net revenue from the international segment (including Ashworth, U.K., LTD.) decreased 3.7% to $12.7 million from $13.2 million for the same period of the prior year.

    In the second quarter of fiscal 2007, the Company's consolidated gross margin decreased 650 basis points to 38.8% as compared to 45.3% in the second quarter of fiscal 2006. The decrease in margins was due to the costs associated with the underutilization of the Company's Embroidery and Distribution Center's (EDC) embroidery capacity. This is a direct result of lower sales associated with the Company's domestic golf channel as well as higher markdown and other allowances granted to customers in the domestic golf, retail and corporate channels as compared to the same period of the prior year.

    Consolidated selling, general and administrative ("SG&A") expenses increased 1.5% to $21.8 million for the second quarter of fiscal 2007 as compared to $21.5 million for the second quarter of fiscal 2006. As a percent of net revenues, SG&A expenses were 36.5% for the second quarter of fiscal 2007 as compared to 32.6% for the same period of the prior fiscal year. The increase in SG&A expenses was primarily due to the effect of the addition of four new outlet stores during the second half of fiscal 2006. These increases were partially offset with reductions in legal and consulting fees associated with the Company's 2006 annual meeting of shareholders and strategic alternatives process, as well as a reduction in costs related to the Company's compliance with Sarbanes-Oxley and its annual audit.

    Revenues by Channel/Segment:

    Golf

    Total revenues in the domestic golf channel in the second quarter declined 21.9% to $21.8 million as compared to the same period last year.

    Sales in the golf distribution channel for the second quarter were affected by continuing competitive pressure, market consolidation in specialty golf retail and an overall softness in the golf market. The Company believes the repositioning of its green grass sales management team, together with other brand development initiatives implemented during the past few months will help to improve sales in the golf channel.

    Corporate

    Revenues for the corporate distribution channel were $6.6 million, a decrease of 10.2% as compared to the same period last year. The decrease in sales resulted primarily from missed sales opportunities due to out of stock positions in selected styles. The Company believes that the narrowing of Corporate assortments and the use of its new data warehouse technology will improve its inventory productivity and customer in-stock position.

    Retail

    Revenues for the retail distribution channel were $6.4 million, a decrease of 8.5% from second quarter 2006. The retail channel experienced a decline in the second quarter primarily due to account consolidation in the channel as well as a reduction of underperforming doors. The Company will seek to continue to improve its brand positioning by focusing on premium retail accounts and doors within the channel.

    Collegiate/Racing (The Game(R)/Kudzu(R))

    Second quarter revenues for Gekko Brands, LLC were $9.8 million, an increase of 20.8% over the second quarter 2006. The increase was primarily due to higher revenues in the collegiate bookstore channel driven by higher apparel sales, higher sales to Game Select Dealers and higher event sales such as the Kentucky Derby. Revenues from the NASCAR/racing channel and the outdoors channel also increased as compared to the second quarter of fiscal 2006.

    Company-owned Outlet Stores

    Revenues from the Company-owned stores were $2.6 million, an increase of 3.3% over second quarter 2006. Since the second quarter of 2006, the Company added four new outlet stores bringing the Company's total number of outlet stores to 18. The new outlet stores contributed $0.6 million in sales in the second quarter of fiscal 2007 while sales on a comparative store basis were down 16.9%. Much of the decline was due to reduced foot traffic in the outlet stores resulting from colder weather.

    International

    Revenues from the international segment decreased 3.7% to $12.7 million, a decrease of $0.5 million over the same period last year. Revenues were slightly lower in both Europe and Canada.

    Balance Sheet:

    Net accounts receivable decreased 9.6% from the prior year, commensurate with the 9.3% decrease in revenues for the second quarter. Net inventory remained flat at $53.1 million as of April 30, 2007 as compared with the same period last year.

    On June 15, 2007, the Company obtained a written waiver of the fixed charge coverage ratio and minimum tangible net worth covenant requirements from its lenders for the period ended April 30, 2007 and therefore as a result have reclassified the long-term portion of the credit facility as current.

    Income Taxes:

    During the financial close for the quarter ended April 30, 2007, the Company performed its quarterly assessment of its net deferred tax assets in accordance with Statement of Financial Accounting Standard No. 109, Accounting for Income Taxes ("SFAS 109"). SFAS 109 limits the ability to use future taxable income to support the realization of deferred tax assets when a company has experienced recent losses even if the future taxable income is supported by detailed forecasts and projections. As a result of the quarterly assessment, the Company recorded a tax charge in the second quarter of 2007 of $2.9 million or $0.20 per diluted share to establish a valuation allowance against deferred tax assets.

    Embroidery and Distribution Center (EDC):

    The Company is continuing to evaluate various options for its EDC including, among others: developing a joint venture to better utilize available embroidery capacity; and selling the EDC and utilizing external distribution providers and contract embroiderers. The Company is evaluating all available options and noted that there is no guarantee that any agreement will be reached as a result of this process.

    Personnel Changes

    In addition to adding a new Chief Financial Officer at the end of March 2007, the Company announced a series of personnel changes on May 23, 2007, including the return of Eddie Fadel as President. Mr. Fadel will oversee all of Ashworth's sales, customer service and sourcing and will have shared responsibility for design with John Ashworth. In addition, on April 19, 2007 the Company announced that Eric Salus has joined the Company's Board of Directors and will stand for election at the Company's 2007 Annual Meeting of Stockholders. Mr. Salus has also entered into an agreement with The Company to provide certain consulting services to assist Management as it strives to improve operating results. The Company is pleased to have Messrs. Fadel and Salus as part of the team - they each possess deep knowledge of the retail space and have more than 60 years of combined experience.

    Ashworth also recently announced that, as part of its ongoing cost reduction initiatives and in an effort to streamline the Company, 16 staff positions have been eliminated. The Company implemented this workforce reduction to better align its cost structure with its core business strategy.

    Conference Call:

    Investors and all others are invited to listen to a conference call discussing second quarter results, today at 4:30 p.m. Eastern Time (1:30 p.m. Pacific Time). Domestic participants can access the conference call by dialing 888-344-1107. International participants should dial 973-582-2859. Callers should ask to be connected to Ashworth's second quarter earnings teleconference or provide the conference ID number 8916226. The call will also be broadcast live over the Internet and can be accessed by visiting the Company's investor information page at www.ashworthinc.com.

    About Ashworth, Inc.

    Ashworth, Inc. (NASDAQ: ASHW) is a leading designer of men's and women's golf-inspired lifestyle sportswear distributed domestically and internationally in golf pro shops, resorts, upscale department and specialty stores and to corporate customers. Ashworth's three market-leading brands include: Ashworth Collection (TM), a range of upscale sportswear designed to be worn on and off-course; Ashworth Authentics (TM), which showcases popular items from the Ashworth line; and Ashworth Weather Systems(R), a technical performance line. Ashworth is also an Official Apparel Licensee of Callaway Golf Company.

    Ashworth is also a leading designer, producer and distributor of headwear and apparel under The Game(R) and Kudzu(R) brands. The Game is a leading headwear brand in collegiate bookstores and Kudzu products are sold into the NASCAR/racing markets and through outdoors sports distribution channels, including fishing and hunting. Ashworth is also the exclusive on-site event merchandiser for the Kentucky Derby.

    For more information, please visit the Company's Web site at www.ashworthinc.com.

    Forward-Looking Statements

    This press release contains forward-looking statements related to the Company's market position, finances, operating results, marketing and business plans and strategies within the meaning of Section 27A of the Securities Act, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements may contain the words "believes," "anticipates," "expects," "predicts," "estimates," "projects," "will be," "will continue," "will likely result," or other similar words and phrases. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to update any forward-looking statements, whether as a result of new information, changed circumstances or unanticipated events unless required by law. These statements involve risks and uncertainties that could cause actual results to differ materially from those projected. These risks include the uncertainties associated with implementing a successful transition in executive leadership, the continued willingness of our lenders to provide waivers of compliance with financial covenants, the evaluation of strategic alternatives that may be presented, timely development and acceptance of new products, as well as strategic alliances, the integration of the Company's acquisition of Gekko Brands, LLC, the impact of competitive products and pricing, the success of the Callaway Golf apparel product line, the preliminary nature of bookings information, the ongoing risk of excess or obsolete inventory, the potential inadequacy of booked reserves, the successful operation of the distribution facility in Oceanside, CA, the successful implementation of the Company's ERP system, and other risks described in Ashworth, Inc.'s SEC reports, including the annual report on Form 10-K for the year ended
October 31, 2006, quarterly reports on Form 10-Q filed thereafter and amendments to any of the foregoing reports, including the Form 10-K/A for the year ended October 31, 2006.

ASHWORTH, INC.
Consolidated Statements of Income
Second Quarter and Six Months ended April 30, 2007 and 2006
(Unaudited)
                                              Summary of Results of
                                                    Operations
                                               2007          2006
                                            ------------ -------------
SECOND QUARTER
-------------------------------------------
Net Revenue                                 $59,864,000   $66,020,000
Cost of Sales                                36,623,000    36,137,000
                                            ------------ -------------
 Gross Profit                                23,241,000    29,883,000
Selling, General and Administrative
 Expenses                                    21,841,000    21,510,000
                                            ------------ -------------
Income from Operations                        1,400,000     8,373,000
Other Income (Expense):
 Interest Income                                 21,000         9,000
 Interest Expense                              (771,000)     (722,000)
 Other Income (Expense), net                    (44,000)      131,000
                                            ------------ -------------
 Total Other Expense, net                      (794,000)     (582,000)
                                            ------------ -------------
Income Before Provision for Income Taxes        606,000     7,791,000
Provision for Income Taxes                    3,139,000    (3,116,000)
                                            ------------ -------------
 Net Income                                 ($2,533,000)   $4,675,000
                                            ============ =============

Income Per Share - BASIC                         ($0.17)        $0.32
Weighted Average Common Shares Outstanding   14,520,000    14,404,000
                                            ============ =============

Income Per Share - DILUTED                       ($0.17)        $0.32
Adjusted Weighted Average Shares and
 Assumed Conversions                         14,520,000    14,560,000
                                            ============ =============

SIX MONTHS
-------------------------------------------
Net Revenue                                 $98,136,000  $106,632,000
Cost of Sales                                59,278,000    58,773,000
                                            ------------ -------------
 Gross Profit                                38,858,000    47,859,000
Selling, General and Administrative
 Expenses                                    40,958,000    39,208,000
                                            ------------ -------------
Income (Loss) from Operations                (2,100,000)    8,651,000
Other Income (Expense):
 Interest Income                                 58,000        19,000
 Interest Expense                            (1,372,000)   (1,401,000)
 Other Income (Expense), net                    (60,000)      439,000
                                            ------------ -------------
Total Other Expense, net                     (1,374,000)     (943,000)
                                            ------------ -------------
Income (Loss) Before Provision for Income
 Taxes                                       (3,474,000)    7,708,000
Provision for Income Taxes                    1,507,000    (3,083,000)
                                            ------------ -------------
 Net Income (Loss)                          ($4,981,000)   $4,625,000
                                            ============ =============

Income (Loss) Per Share - BASIC                  ($0.34)        $0.32
Weighted Average Common Shares Outstanding   14,520,000    14,290,000
                                            ============ =============

Income (Loss) Per Share - DILUTED                ($0.34)        $0.32
Adjusted Weighted Average Shares and
 Assumed Conversions                         14,520,000    14,458,000
                                            ============ =============

ASHWORTH, INC.
Consolidated Balance Sheets
As of April 30, 2007 and 2006
(Unaudited)
                                             April 30,     April 30,
ASSETS                                         2007          2006
------------------------------------------ ------------- -------------

CURRENT ASSETS
  Cash and Cash Equivalents                  $4,227,000    $5,950,000
  Accounts Receivable-Trade, net             45,874,000    50,740,000
  Inventories, net                           53,125,000    53,099,000
  Other Current Assets                        8,990,000    11,046,000
                                           ------------- -------------
    Total Current Assets                    112,216,000   120,835,000

Property and Equipment, net                  38,802,000    38,967,000
    Other Assets, net                        25,694,000    24,607,000
                                           ------------- -------------
               Total Assets                $176,712,000  $184,409,000
                                           ============= =============

LIABILITIES AND STOCKHOLDERS' EQUITY
------------------------------------------

CURRENT LIABILITIES
  Line of Credit Payable                    $29,470,000   $29,050,000
  Current Portion of Long-Term Debt           6,039,000     2,098,000
  Accounts Payable - Trade                   11,514,000    15,137,000
  Other Current Liabilities                  11,082,000     8,593,000
                                           ------------- -------------
    Total Current Liabilities                58,105,000    54,878,000

Long-Term Debt                               11,456,000    16,879,000
Other Long-Term Liabilities                   2,032,000     2,129,000
Stockholders' Equity                        105,119,000   110,523,000
                                           ------------- -------------
Total Liabilities and Stockholders' Equity $176,712,000  $184,409,000
                                           ============= =============


    CONTACT: Ashworth, Inc.
             Peter M. Weil, CEO
             Eddie Fadel, President
             Eric R. Hohl, CFO
             760-929-6100